Pangaea Logistics Solutions Ltd. Reports Financial Results for the Third Quarter Ended September 30, 2025
NEWPORT, RI - November 6, 2025 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (Nasdaq: PANL), a global provider of comprehensive maritime logistics solutions, announced today its results for the three months ended September 30, 2025.
THIRD QUARTER 2025 RESULTS

•GAAP net income attributable to Pangaea of $12.2 million, or $0.19 per share
•Adjusted net income attributable to Pangaea of $11.2 million, or $0.17 per share
•Adjusted EBITDA of $28.9 million
•Operating cash flow of $28.6 million
•Time Charter Equivalent ("TCE") rates earned by Pangaea of $15,559 per day
•Pangaea’s TCE rates exceeded the average Baltic Panamax, Supramax, and Handysize indices by 10%
•Declared quarterly cash dividend of $0.05 per common share
•Entered into a memorandum of agreement in October 2025 to sell the 2005-built Bulk Freedom for $9.6 million.

For the three months ended September 30, 2025, Pangaea reported non-GAAP adjusted net income of $11.2 million, or $0.17 net income per share, on total revenue of $168.7 million. Third quarter TCE rates decreased 5% on a year-over-year basis, while total shipping days, which include both voyage and time charter days, increased 22% to 5,872 days. The increase in shipping days relative to the year-ago period was primarily attributable to the acquisition of fifteen handy-sized vessels, which was completed at the end of the fourth quarter of 2024.

The TCE earned was $15,559 per day for the three months ended September 30, 2025, compared to an average of $16,324 per day for the same period in 2024. During the third quarter ended September 30, 2025, the Company’s average TCE rate exceeded the benchmark average Baltic Panamax, Supramax, and Handysize indices by 10%, supported by Pangaea’s long-term contracts of affreightment ("COAs"), specialized fleet, and cargo-focused strategy.

Total Adjusted EBITDA increased by 20.3% to $28.9 million in the third quarter of 2025, compared to the prior-year period. Total Adjusted EBITDA margin was 17.1% during the third quarter of 2025, compared to 15.7% during the prior year period. This improvement primarily reflects a 22% increase in shipping days with a 13% decrease in voyage expenses on a per day basis.

As of September 30, 2025, the Company had $94.0 million in unrestricted cash and cash equivalents. Total debt, including finance lease obligations was $386.3 million. During the three months ending September 30, 2025, the Company repaid $7.2 million in finance leases and $4.1 million in long term debt, and received $18 million from financing obligations related to the successful financings of the Strategic Spirit and Strategic Vision. In addition the Company paid $3.2 million in dividends, and repurchased $1.0 million of its common stock.

The Company’s Board of Directors also declared a quarterly cash dividend of $0.05 per common share, payable on December 15, 2025, to all shareholders of record as of December 1, 2025.

MANAGEMENT COMMENTARY

"We delivered strong results in the third quarter of 2025, with Adjusted EBITDA up 20%, demonstrating the leverage in our model. This growth was supported by solid Arctic trade activity, robust utilization across our niche ice-class fleet, and the stability of our long-term COAs," stated Mark Filanowski, Chief Executive Officer of Pangaea Logistics Solutions. "Our differentiated business model, expanded fleet, and niche ice-class vessel fleet, drove TCE rates 10% above the market, fueling a strong improvement in profitability year-over-year."

“Dry bulk fundamentals remain stable, with growing demand for the minor bulks we serve, supporting market pricing amid normal seasonality and tariff-related uncertainties," Filanowski added. "Looking ahead, we continue to see a favorable medium-term dry bulk environment, supported by limited vessel supply and regulatory-driven constraints on global capacity. As we enter the fourth quarter, we executed 4,210 shipping days at an average TCE of $17,107 per day, reflecting continued Arctic activity early in the quarter and a return to normal seasonal patterns."

"During the third quarter, we successfully completed the sale of the Strategic Endeavor for $7.7 million and have entered into an agreement to sell the Bulk Freedom for $9.6 million in the fourth quarter, which is expected to generate a gain of approximately $2.7 million. These transactions reflect the continuation of our fleet renewal strategy. In addition to these efforts, we are advancing strategic growth investments across our terminal operations, with new activities underway at Aransas, Pascagoula and Lake Charles, and operations at Tampa on track to launch in early 2026. We remain focused on disciplined capital allocation to maintain balance sheet flexibility and sustain a return of capital to shareholders. At the end of the quarter, our liquidity remained strong with over $94 million in cash, and looking forward we remain committed to continuing a consistent return of capital through quarterly dividends and share repurchases.”

STRATEGIC UPDATE

Pangaea remains committed to developing a leading dry bulk logistics and transportation services company of scale, providing its customers with specialized shipping and supply chain and logistics offerings in commodity and niche markets that drive premium returns measured in time charter equivalent per day.

Leverage integrated shipping and logistics model. Pangaea continues to leverage its integrated shipping and logistics model to deliver value across the supply chain. In addition to operating the world’s largest high ice-class dry bulk fleet of Panamax and post-Panamax vessels, the Company provides stevedoring services and maintains robust port and terminal operations capabilities. Following the successful completion of the SSI acquisition in late 2024, Pangaea is focused on integrating the newly acquired handy-size fleet and utilizing these vessels to complement and expand its terminal services and stevedoring operations. This integration strengthens our ability to offer end-to-end solutions and enhances operational flexibility for customers. The Company is also advancing its organic growth initiatives to scale its terminal operations business. Key projects include the expansion at the Port of Tampa and the launch of new operations at the Ports of Aransas, Texas; Lake Charles, Louisiana; and Pascagoula, Mississippi. Operations at Pascagoula have commenced, activities at Aransas and Lake Charles are now underway, and Tampa remains on track for early 2026. These investments position Pangaea to capture growing demand for integrated logistics services and reinforce our commitment to long-term growth.

Continue to drive strong fleet utilization. Pangaea delivered strong fleet utilization during the third quarter, supported by robust demand across key Arctic trade routes. The Company’s owned fleet of 40 vessels operated at high efficiency, supplemented by an average of 24 chartered-in vessels to fulfill cargo and COA commitments. Following the successful integration of the recently acquired handy-size fleet, Pangaea remains focused on optimizing utilization across its expanded platform and enhancing flexibility to meet the evolving needs of its customers.

Continue to upgrade fleet, while divesting older, non-core assets. Pangaea continues to execute its disciplined fleet renewal strategy, selectively investing in modern assets to maximize TCE performance, comply with evolving regulatory standards, and meet customer cargo requirements on demand. During the third quarter, the Company completed the sale of Strategic Endeavor for $7.7 million. In October 2025, Pangaea entered into an agreement to sell the Bulk Freedom for $9.6 million. Built in 2005, Bulk Freedom is the oldest vessel in the fleet, and its divestiture underscores our commitment to maintaining a modern, efficient platform. Delivery to the buyer is expected in the fourth quarter of 2025.

THIRD QUARTER 2025 CONFERENCE CALL

The Company’s management team will host a conference call to discuss the Company’s financial results on Friday, November 7, 2025 at 8:00 a.m., Eastern Time (ET). Accompanying presentation materials will be available in the Investor Relations section of the Company’s website at https://www.pangaeals.com/investors/.

To participate in the live teleconference:

Domestic Live: 1-833-316-1983
International Live: 1-785-838-9310
Conference ID: PANLQ325

To listen to a replay of the teleconference, which will be available through November 14, 2025:

Domestic Replay: 1-800-839-5492
International Replay: 1-402-220-2251

Pangaea Logistics Solutions Ltd.
Unaudited Interim Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Voyage revenue	$155,271,263	$145,119,752	$411,199,808	$356,506,043
Charter revenue	9,297,988	4,860,376	26,141,128	23,738,200
Port terminal & stevedore revenue	4,100,581	3,134,936	10,820,224	9,117,226
Total revenues, net	168,669,832	153,115,064	448,161,160	389,361,469
Expenses:
Voyage expense	73,207,858	71,539,649	211,296,953	169,805,168
Charter hire expense	33,882,493	36,511,251	82,946,578	96,339,176
Vessel operating expense	21,736,050	13,884,629	67,289,191	41,289,813
Terminal & Stevedore Expenses	3,134,159	2,417,374	8,371,820	7,324,959
General and administrative	9,881,730	6,041,857	24,328,063	18,349,556
Depreciation and amortization	10,213,995	7,719,083	30,734,970	22,609,231
Gain on sale of vessel and equipment	(308,685)	—	(308,685)	—
Total expenses	151,747,600	138,113,843	424,658,890	355,717,903

Income from operations	16,922,232	15,001,221	23,502,270	33,643,566

Other income (expense):
Interest expense	(5,911,863)	(4,702,101)	(18,086,062)	(12,365,614)
Interest income	356,862	893,879	1,092,887	2,434,325
Income attributable to non-controlling interest recorded as long-term liability interest expense	—	274,326	—	(420,826)
Unrealized gain (loss) on derivative instruments, net	665,790	(5,961,224)	(451,602)	(1,804,388)
Other income	954,492	551,021	1,831,280	1,229,193
Total other expense, net	(3,934,719)	(8,944,099)	(15,613,497)	(10,927,310)

Net income	12,987,513	6,057,122	7,888,773	22,716,256
Income attributable to non-controlling interests	(779,185)	(946,082)	(403,438)	(2,248,265)
Net income attributable to Pangaea Logistics Solutions Ltd.	$12,208,328	$5,111,040	$7,485,335	$20,467,991

Earnings per common share:
Basic	$0.19	$0.11	$0.12	$0.45
Diluted	$0.19	$0.11	$0.12	$0.45

Weighted average shares used to compute earnings per common share:
Basic	63,729,227	45,279,813	63,901,455	45,257,462
Diluted	64,823,069	46,011,402	65,009,188	45,947,548

Pangaea Logistics Solutions Ltd.
Unaudited Interim Condensed Consolidated Balance Sheets

	September 30, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$94,020,373	$86,805,470
Accounts receivable (net of allowance of $5,700,641 and $5,492,901 at September 30, 2025 and December 31, 2024, respectively)	45,566,001	42,370,830
Inventories	36,137,876	32,848,241
Advance hire, prepaid expenses and other current assets	30,258,855	29,969,352
Vessel held for sale	6,639,652	—
Total current assets	212,622,757	191,993,893

Restricted cash	269,610	—
Fixed assets, net	683,944,545	707,826,328
Right of use assets, net	27,405,780	28,771,531
Goodwill	3,104,800	3,104,800
Other non-current Assets	4,798,137	4,760,529
Total assets	$932,145,629	$936,457,081

Liabilities and stockholders' equity
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$64,240,121	$46,581,567
Affiliated companies payable	272,916	1,181,015
Deferred revenue	18,288,146	15,447,488
Current portion of secured long-term debt	16,696,990	16,576,195
Current portion of financing obligations	27,746,924	25,267,105
Current portion of finance lease liabilities	2,536,458	2,843,750
Dividend payable	1,143,501	1,210,991
Total current liabilities	130,925,056	109,108,111

Non current liabilities
Secured long-term debt, net	100,683,757	112,720,545
Financing obligations, net	226,339,082	229,529,792
Long-term liabilities - other	8,637,411	10,434,298
Total non current liabilities	335,660,250	352,684,635

Stockholders' equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized; 65,176,619 shares issued and outstanding at September 30, 2025; 64,961,433 shares issued and outstanding at December 31, 2024	6,520	6,498
Additional paid-in capital	256,663,813	258,659,972
Retained earnings	163,591,591	169,155,149
Total Pangaea Logistics Solutions Ltd. equity	420,261,924	427,821,619
Non-controlling interests	45,298,399	46,842,716
Total stockholders' equity	465,560,323	474,664,335
Total liabilities and stockholders' equity	$932,145,629	$936,457,081

Pangaea Logistics Solutions, Ltd.
Unaudited Interim Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2025	2024
Operating activities
Net income	$7,888,773	$22,716,256
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization expense	30,734,970	22,609,231
Amortization of deferred financing costs	875,279	739,522
Amortization of prepaid rent	88,652	91,399
Unrealized (gain) loss on derivative instruments	451,602	1,804,388
Income from equity method investee	(1,831,280)	(1,445,750)
Earnings attributable to non-controlling interest recorded as other long-term liability	—	420,826
Provision for doubtful accounts	1,173,862	1,671,197
Gain on sale of vessel and equipment	(308,685)	—
Drydocking costs	(13,812,458)	(2,999,998)
Share-based compensation	2,695,200	2,313,185
Change in operating assets and liabilities:
Accounts receivable	(4,369,033)	2,563,160
Inventories	(3,289,635)	(10,186,517)
Advance hire, prepaid expenses and other current assets	(1,968,931)	(5,637,302)
Accounts payable, accrued expenses and other current liabilities	17,431,903	11,297,723
Deferred revenue	2,840,658	450,565
Net cash provided by operating activities	38,600,877	46,407,885

Investing activities
Purchase of vessels, vessel improvements and equipment	(5,506,390)	(57,690,774)
Proceeds from sale of vessels and equipment	7,859,513	—
Acquisition of non-controlling interest	(2,700,000)	—
Dividends received from equity method investments	3,100,000	510,000
Contributions to non-consolidated subsidiaries and other investments	(842,307)	(171,699)
Net cash provided by (used in) investing activities	1,910,816	(57,352,473)

Financing activities
Proceeds from long-term debt	—	64,150,000
Payments of financing fees and issuance costs	(45,000)	(1,228,714)
Payments of long-term debt	(12,417,854)	(28,963,663)
Proceeds from financing obligation	18,000,000	8,000,000
Payments of financing obligations	(19,114,844)	(16,375,107)
Payments of finance leases	(2,132,813)	(2,278,675)
Dividends paid to non-controlling interests	(2,199,676)	(2,333,334)
Cash dividends paid	(13,125,656)	(13,944,264)
Payments to repurchase ordinary shares	(1,991,337)	—
Payments to non-controlling interest	—	(2,000,000)
Net cash (used in) provided by financing activities	(33,027,180)	5,026,243

Net change in cash, cash equivalents and restricted cash	7,484,513	(5,918,345)
Cash and cash equivalents at beginning of period	86,805,470	99,037,866
Cash, cash equivalents, and restricted cash at end of period	$94,289,983	$93,119,521

Supplemental cash flow information
Cash and cash equivalents	$94,020,373	$93,119,521
Restricted cash	269,610	—
Total cash, cash equivalents and restricted cash at end of period	$94,289,983	$93,119,521

Pangaea Logistics Solutions Ltd.
Reconciliation of Non-GAAP Measures
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Transportation and Service Revenue
Gross Profit	$26,544,737	$21,084,541	$47,624,288	$52,075,557
Add:
Vessel Depreciation and Amortization	10,164,535	7,677,620	30,632,330	22,526,796
Net transportation and service revenue	$36,709,272	$28,762,161	$78,256,618	$74,602,353

Adjusted EBITDA
Net income	12,987,513	6,057,122	7,888,773	22,716,256
Interest expense, net	5,555,001	3,808,222	16,993,175	9,931,289
Income attributable to non-controlling interest recorded as long-term liability interest expense	—	(274,326)	—	420,826
Depreciation and amortization	10,213,995	7,719,083	30,734,970	22,609,231
Income tax provision (included in Other income)	498,577	108,834	821,416	210,581
EBITDA	$29,255,086	$17,418,935	$56,438,334	$55,888,183
Non-GAAP Adjustments:
Gain on sale of vessel and equipment	(308,685)	—	(308,685)	—
Share-based compensation	614,419	645,835	2,695,200	2,313,185
Unrealized gain (loss) on derivative instruments, net	(665,790)	5,961,224	451,602	1,804,388
Adjusted EBITDA	$28,895,030	$24,025,994	$59,276,451	$60,005,756

Earnings per common share:
Net income attributable to Pangaea Logistics Solutions Ltd.	$12,208,328	$5,111,040	$7,485,335	$20,467,991

Weighted average number of common shares outstanding - basic	63,729,227	45,279,813	63,901,455	45,257,462
Weighted average number of common shares outstanding - diluted	64,823,069	46,011,402	65,009,188	45,947,548

Basic net income per share	$0.19	$0.11	$0.12	$0.45
Diluted net income per share	$0.19	$0.11	$0.12	$0.45

Adjusted EPS
Net income attributable to Pangaea Logistics Solutions Ltd.	$12,208,328	$5,111,040	$7,485,335	$20,467,991
Non-GAAP
Add:
Loss on impairment of vessels	—	—	—	—
Loss on sale of vessels	(308,685)	—	(308,685)	—
Unrealized loss on derivative instruments	(665,790)	5,961,224	451,602	1,804,388
Non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd.	$11,233,853	$11,072,264	$7,628,252	$22,272,379

Weighted average number of common shares - basic	63,729,227	45,279,813	63,901,455	45,257,462
Weighted average number of common shares - diluted	64,823,069	46,011,402	65,009,188	45,947,548

Adjusted EPS - basic	$0.18	$0.24	$0.12	$0.49
Adjusted EPS - diluted	$0.17	$0.24	$0.12	$0.48

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America. To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release discusses non-GAAP financial measures, including non-GAAP net revenue and non-GAAP adjusted EBITDA. This is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use non-GAAP financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business by excluding charges that are not incurred in the normal course of business. Non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe certain non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Gross Profit. Gross profit represents total revenue less net transportation and service revenue and less vessel depreciation and amortization.

Net transportation and service revenue. Net transportation and service revenue represents total revenue less the total direct costs of transportation and services, which includes charter hire, voyage and vessel operating expenses and terminal & stevedore expenses. Net transportation and service revenue is included because it is used by management and certain investors to measure performance by comparison to other logistic service providers. Net transportation and service revenue is not an item recognized by the generally accepted accounting principles in the United States of America, or U.S. GAAP, and should not be considered as an alternative to net income, operating income, or any other indicator of a company's operating performance required by U.S. GAAP. Pangaea’s definition of net transportation and service revenue used here may not be comparable to an operating measure used by other companies.

Adjusted EBITDA and adjusted EPS. Adjusted EBITDA represents net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, interest income, income taxes, depreciation and amortization, loss on impairment, loss on sale and leaseback of vessels, share-based compensation, other non-operating income and/or expense and other non-recurring items, if any. Earnings per share represents net income divided by the weighted average number of common shares outstanding. Adjusted earnings per share represents net income attributable to Pangaea Logistics Solutions Ltd. plus, when applicable, loss on sale of vessel, loss on sale and leaseback of vessel, loss on impairment of vessel, unrealized gains and losses on derivative instruments, and certain non-recurring charges, divided by the weighted average number of shares of common stock.

There are limitations related to the use of net revenue versus income from operations, adjusted EBITDA versus income from operations, and adjusted EPS versus EPS calculated in accordance with GAAP. In particular, Pangaea’s definition of adjusted EBITDA used here are not comparable to EBITDA.

The table set forth above provides a reconciliation of the non-GAAP financial measures presented during the period to the most directly comparable financial measures prepared in accordance with GAAP.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) and its subsidiaries (collectively, “Pangaea” or the “Company”) provides seaborne drybulk logistics and transportation services as well as terminal and stevedoring services. Pangaea utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, coal, iron ore, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. The Company addresses the logistics needs of its customers by undertaking a comprehensive set of services and activities, including cargo loading, cargo discharge, port and terminal operations, vessel chartering, voyage planning, and vessel technical management. Learn more at www.pangaeals.com.

Investor Relations Contacts

Gianni Del Signore	Stefan C. Neely
Chief Financial Officer	Vallum Advisors
401-846-7790
Investors@pangaeals.com	PANL@val-adv.com

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.